                                                                    EXHIBIT 99.1


[HYDRIL(R) LOGO]


HYDRIL ANNOUNCES SECOND QUARTER 2003 EARNINGS OF $0.27 PER SHARE


HOUSTON (July 28, 2003)--Hydril Company (Nasdaq: HYDL) today reported earnings for the quarter ended June 30, 2003 of $0.27 per diluted share, compared to $0.28 last quarter, and down from $0.32 for the prior-year quarter. Compared to the second quarter of 2002, revenue was down 15%, operating income was down 19%, and net income was down 16%.

On a sequential basis, revenue of $54.6 million was down 5%, operating income of $9.7 million was down 6%, and net income of $6.2 million was down 5%.

Chris Seaver, President and CEO, stated "considering difficult market conditions, we had a good quarter, with improving pressure control performance being offset by weaker than expected premium connection markets. Over the second half of the year, we expect our premium connection markets to bottom in the third quarter and improve in the fourth, and our pressure control markets to be flat in the third quarter and improve in the fourth, assuming commodity price expectations remain stable."

PREMIUM CONNECTION SEGMENT

Revenue for Hydril's premium connection segment decreased 11% sequentially to $28.1 million and operating income decreased 12% to $7.2 million. The decline in revenue and operating income was mainly due to lower demand for products in some international markets, principally as a result of political instability. Our U.S. revenue is generally tied to the deep formation rig count, which improved slightly late in the quarter, but demand did not improve enough to offset the decline in international revenue.

PRESSURE CONTROL SEGMENT

Revenue for Hydril's pressure control segment increased 2% sequentially to $26.5 million and operating income increased 10% to $5.8 million. The increase in operating income was the result of a product mix shift toward higher-margin aftermarket business. Aftermarket revenue of $14.6 million was up 12% sequentially and accounted for 55% of total segment revenue compared to 50% for the first quarter of 2003. Although the capital equipment backlog declined in the quarter from $23.3 million to $19.2 million, capital equipment orders increased from $3.6 million in the first quarter to $7.8 million in the second quarter.

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OTHER

During the twelve months ended June 30, 2003, the Company repaid $60.0 million in debt from available cash on hand and is currently debt-free. Cash and short-term investments totaled $54.6 million at June 30, 2003.

BUSINESS DRIVERS

As more fully described on our website at www.hydril.com on the "Business Drivers" page, our principal business drivers are: (1) the U.S. rig count for rigs drilling at targets deeper than 15,000 feet, (2) the U.S. deepwater rig count, measured as rigs under contract, drilling in greater than 1,500 feet of water, (3) the worldwide offshore rig count and (4) the total U.S. rig count.

CONFERENCE CALL

Hydril's conference call to discuss second quarter financial results is scheduled for July 29, 2003 at 9:30 a.m. EDT, (8:30 a.m. CDT). For further information on the call or the webcast, please visit the company's website at www.hydril.com or see the company's press release announcing the earnings conference call dated July 17, 2003.

To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Hydril's website.

Hydril Company, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. These statements relate to future events or the company's future financial performance, including the company's business strategy, and involve known and unknown risks and uncertainties. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity and the demand for and pricing of Hydril's products. These factors may cause the company's or the industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.


Contact:
Hydril Company
Sue Nutt
Investor Relations
(281) 985-3493

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HYDRIL COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                          -------------------------------       -------------------------------
                                                 THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                      JUNE 30,                              JUNE 30,
                                          -------------------------------       -------------------------------
                                           (UNAUDITED)        (UNAUDITED)        (UNAUDITED)        (UNAUDITED)
                                              2003               2002               2003               2002
                                          ------------       ------------       ------------       ------------
REVENUE
  Premium Connection                      $     28,057       $     34,288       $     59,502       $     63,601
  Pressure Control
      Aftermarket                               14,569             12,579             27,622             25,250
      Capital Equipment                         11,925             17,201             24,765             33,272
                                          ------------       ------------       ------------       ------------
        Subtotal Pressure Control               26,494             29,780             52,387             58,522

TOTAL REVENUE                                   54,551             64,068            111,889            122,123

Total Gross Profit                              21,610             23,991             43,909             44,721
Gross Margin                                        40%                37%                39%                37%

Selling, General, and Admin. Expenses           11,922             11,979             23,893             23,179
                                          ------------       ------------       ------------       ------------
OPERATING INCOME (LOSS)
   Premium Connection                            7,230             10,191             15,436             17,440
   Pressure Control                              5,803              4,910             11,064             10,321
   Corporate Administration                     (3,345)            (3,089)            (6,484)            (6,219)
                                          ------------       ------------       ------------       ------------
TOTAL OPERATING INCOME                           9,688             12,012             20,016             21,542
Operating Margin                                    18%                19%                18%                18%

Interest Expense                                  (546)            (1,107)            (1,101)            (2,234)
Interest Income                                    226                442                476                830
Other Income/(Expense)                             112                 40                 32                (70)
                                          ------------       ------------       ------------       ------------

Income  Before Income Taxes                      9,480             11,387             19,423             20,068
Provision for Income Taxes                       3,317              4,042              6,797              7,124
                                          ------------       ------------       ------------       ------------
NET INCOME                                $      6,163       $      7,345       $     12,626       $     12,944

NET INCOME  PER SHARE:
  BASIC                                   $       0.27       $       0.33       $       0.56       $       0.58
  DILUTED                                 $       0.27       $       0.32       $       0.55       $       0.57

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                     22,685,637         22,380,883         22,637,244         22,360,659
  Diluted                                   23,019,217         22,893,743         22,969,513         22,801,721

DEPRECIATION
   Premium Connection                     $      1,808       $      1,647       $      3,591       $      3,223
   Pressure Control                                685                568              1,362              1,093
   Corporate Administration                        432                441                861                861
                                          ------------       ------------       ------------       ------------
Total Depreciation                               2,925              2,656              5,814              5,177


CAPITAL EXPENDITURES                             2,112              6,408              3,915             11,644

PRESSURE CONTROL BACKLOG
  Capital Equipment                       $     19,234       $     43,962

HYDRIL COMPANY
CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                             JUNE 30,      DECEMBER 31,
                                                              2003             2002
                                                           -----------     ------------
                                                           (UNAUDITED)
CURRENT ASSETS:
   Cash and cash equivalents                                $ 44,163         $ 61,590
   Investments                                                10,479            7,899
   Total receivables                                          40,499           40,618
   Total inventories                                          38,453           41,484
   Other current assets                                       11,536           13,015
                                                            --------         --------
                Total current assets                         145,130          164,606
                                                            --------         --------

LONG-TERM ASSETS:
   Property, net                                             106,292          107,031
   Other long-term assets                                      5,766            6,571
                                                            --------         --------
                Total long-term assets                       112,058          113,602
                                                            --------         --------
TOTAL                                                       $257,188         $278,208
                                                            ========         ========


CURRENT LIABILITIES:
   Accounts payable                                         $ 12,593         $ 13,723
   Accrued liabilities and other current liabilities          25,195           30,400
   Current portion of long-term debt and capital leases           --           30,000
                                                            --------         --------
             Total current liabilities                        37,788           74,123
                                                            --------         --------

LONG-TERM LIABILITIES:
   Post retirement, pension benefits and other                17,238           16,948
                                                            --------         --------
             Total long-term liabilities                      17,238           16,948
                                                            --------         --------

STOCKHOLDERS' EQUITY:
            Total stockholders' equity                       202,162          187,137
                                                            --------         --------
TOTAL                                                       $257,188         $278,208
                                                            ========         ========